Exhibit 99.3

Bass Group Invests $100 Million in CD Radio

New York, N.Y. - October 13, 1998 - CD Radio Inc. (Nasdaq: CDRD) today announced that Prime 66 Partners, L.P. will acquire a $100 million interest in the Company. Upon completion of the transaction, Prime 66 Partners, L.P., a Texas limited partnership formed in 1997 and composed of persons and entities associated with Mr. Sid R. Bass of Fort Worth, Texas, will own 5 million shares, or approximately 20%, of CD Radio's common stock. The transaction is subject to antitrust approval and is expected to close in early November.

CD Radio is building a digital satellite radio system for the broadcast of 100 channels of music and other programming to motorists throughout the United States. Scheduled for launch in early 2000, CD Radio will broadcast 50 channels of commercial-free music and 50 channels of news, sports and entertainment programming for a total monthly subscription fee of $9.95.

CD Radio's programming will originate at its national broadcast studio in New York City and be uplinked to the Company's three satellites. These satellites are currently under construction at Space Systems/Loral and are scheduled for launch beginning in late 1999. Initially, consumers will receive CD Radio's broadcasts through a two- inch satellite dish affixed to their car's rear windshield. This signal will be relayed wirelessly to a plug-and-play adapter that will fit into a vehicle's existing cassette or CD slot. New CD Radio-ready aftermarket radios are also expected to be available.

The majority of CD Radio's planned programming formats are generally unavailable on radio stations in any single market. Furthermore, unlike conventional stations, which have an average range of approximately 30 miles before reception fades, CD Radio's signal is designed to cover the continental United States coast to coast. More information on CD Radio is available at www.cdradio.com.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Among the key factors that have a direct bearing on CD Radio's results of operations are the potential risk of delay in implementing CD Radio's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and CD Radio's need for substantial additional financing. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed in CD Radio's Annual Report on Form 10- K for the year ended December 31, 1997.

For Further Information:
Madeline Couton, CD Radio, 212-899-5000